Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-181030-01

March 12, 2013

$250,000,000

3.625% Senior Notes due April 15, 2023

Issuer:	Duke Realty Limited Partnership

Ratings (Moody’s / S&P)*:	Baa2/BBB- (stable/stable)

Securities:	Senior unsecured

Format:	SEC registered

Principal Amount:	$250,000,000

Trade Date:	March 12, 2013

Settlement Date:	March 15, 2013 (T+3)

Maturity Date:	April 15, 2023

Interest Payment Dates:	April 15 and October 15, beginning October 15, 2013

Benchmark Treasury:	2.00% due February 15, 2023

Benchmark Treasury Price / Yield:	99-25+ / 2.023%

Spread to Benchmark Treasury:	+170 bps

Yield to Maturity:	3.723%

Coupon:	3.625% per annum (payable semi-annually)

Price to Public:	99.179%

Optional Redemption:	Prior to January 15, 2023 at the Make-Whole Amount of Treasury plus 30 bps. On or after January 15, 2023, the notes will not include a Make-Whole Amount

CUSIP/ ISIN:	26441Y AX5 / US26441YAX58

Joint Book-Running Managers:	Barclays Capital Inc. J. P. Morgan Securities LLC RBC Capital Markets, LLC Wells Fargo Securities, LLC

Co-Managers:	Scotia Capital (USA) Inc. Regions Securities LLC Credit Suisse Securities (USA) LLC PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

* Note: Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847; J.P Morgan Securities LLC collect at (212) 834-4533; RBC Capital Markets, LLC toll-free at (866) 375-6829; or Wells Fargo Securities, LLC toll-free at (800) 326-5897.